Exhibit 99.1

American Electric Technologies, Inc 1250 Wood Branch Park Houston, Texas 77079 713.644.8182

AETI announces new $8.5 Million Credit Facility

New relationship with Frost Bank facilitates Company’s global growth strategy

HOUSTON, Tex. – January 5, 2016 – American Electric Technologies Inc. (Nasdaq: AETI), a leading provider of power delivery solutions for the global energy industry, announced today the Company has entered into a new $8.5 million credit facility (“Credit Facility”) with Frost Bank of Texas.

The new Credit Facility consists of a $4.0 million revolving line of credit with a two-year term and a $4.5 million declining revolving line of credit.

“This new Credit Facility with Frost Bank provides us the liquidity and the flexibility to execute our growth strategy in the oil and natural gas and power generation and distribution sectors of the energy industry” said Bill Brod, AETI’s Senior Vice President and Chief Financial Officer.

“We are pleased to work with the AETI management team as they execute their growth strategy”, said Michael Aubuchon, Frost Bank’s Market President. “Frost Bank has helped Texas businesses and manufacturing clients with their financial needs for 148 years. This new AETI facility is a great example of the flexibility that we provide to our clients.”

This Credit Facility replaces the Company’s prior credit facility with another bank which was scheduled to mature on December 31, 2015.

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American Electric Technologies, Inc. (NASDAQ: AETI) is a leading provider of power delivery solutions for the global energy industry. AETI offers M&I Electric™ power distribution and power conversion products, control and automation systems, Power Distribution Centers (PDCs) and E&I services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global operations in Beaumont, Texas; Bay St. Louis, Mississippi, and Rio de Janeiro and Macae, Brazil. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Investor Contacts:

American Electric Technologies, Inc.

Bill Brod

713-644-8182

investorrelations@aeti.com